Exhibit 10.4

THIRD AMENDMENT
TO THE IDAHO POWER COMPANY
EMPLOYEE SAVINGS PLAN

The Idaho Power Company Employee Savings Plan, amended and restated as of January 1, 2016 (the "Plan") is amended regarding loan default and offset as set forth below. This amendment shall be effective January 1, 2018.

Section 11.3 is amended in its entirety to read as follows:

“Other than for payments suspended during an authorized unpaid leave of absence, if a Participant fails to make an installment payment on a loan when due, and this failure continues for thirty (30) days, the loan will be treated as in default. The Administrator will give the Participant written notice of the right to cure the default by making up missed payments or repaying the loan in full. If a failure to make an installment repayment is not cured by the end of the calendar quarter following the calendar quarter in which the failure to make payment occurs, the default will be final. The Plan is authorized to offset the entire outstanding amount of the loan against the Participant’s Account at the time the Participant experiences a distribution event pursuant to Section 7.1. If a Participant experiences a default as described in this paragraph, that Participant will be ineligible for any future loans from the Plan.”

IN WITNESS WHEREOF, the Employer has executed this Amendment this 26th day of April, 2018.

IDAHO POWER COMPANY
Employer

By: /s/ Lonnie G. Krawl
Lonnie Krawl
Its: SVP of Administrative Services &
Chief Human Resources Officer